FOR IMMEDIATE RELEASE:

Discovery, Inc. Issues Statement on Olympic Games Tokyo 2020 Postponement

–Comment follows the joint statement by the International Olympic Committee (IOC) and Tokyo 2020 Organizing Committee

NEW YORK, LONDON, March 24, 2020: Discovery, Inc. today issued the following statement in response to the announced agreement between the International Olympic Committee (IOC) and the Tokyo 2020 Organizing Committee to postpone the Games to 2021:

Discovery fully supports the IOC and the Tokyo 2020 Organizing Committee’s plan to stage the Olympic Games in 2021 and to make every effort to ensure the well-being of spectators, athletes, staff and the international community. Our essential planning and deliverables are complete and will now shift into next year.  We will continue to develop our products and offerings to best serve our customers and marketing partners in 2021.

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Media Contacts:

Nathaniel Brown, Discovery Corporate Communications
Nathaniel_Brown@discovery.com
+1 (212) 548-5959

Fiona McLachlan, Discovery, Sport Communications:
Fiona_McLachlan@Discovery.com
+44 7741 727 092

James Hillier, Discovery, Sport Communications:
James_Hillier@Discovery.com
+44 7778 129 413

About Discovery:
Discovery, Inc. (Nasdaq: DISCA, DISCB, DISCK) is a global leader in real life entertainment, serving a passionate audience of superfans around the world with content that inspires, informs and entertains. Discovery delivers over 8,000 hours of original programming each year and has category leadership across deeply loved content genres around the world. Available in 220 countries and territories and nearly 50 languages, Discovery is a platform innovator, reaching viewers on all screens, including TV Everywhere products such as the GO portfolio of apps; direct-to-consumer streaming services such as Eurosport Player, Food Network Kitchen and MotorTrend OnDemand; digital-first and social content from Group Nine Media; a landmark natural history and factual content partnership with the BBC; and a strategic alliance with PGA TOUR to create the international home of golf. Discovery’s portfolio of premium brands includes Discovery Channel, HGTV, Food Network, TLC, Investigation Discovery, Travel Channel, MotorTrend, Animal Planet, Science Channel, and the forthcoming multi-platform JV with Chip and Joanna Gaines, Magnolia, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. For more information, please visit corporate.discovery.com and follow @DiscoveryIncTV across social platforms.